Exhibit 99.1

               Columbia Bancorp Announces Early Guidance
                   for Second Quarter 2003 Earnings


    THE DALLES, Ore.--(BUSINESS WIRE)--June 11, 2003--Columbia Bancorp (Nasdaq:CBBO) today provided early guidance for earnings in the second quarter 2003. The second quarter's diluted earnings per share is forecast to be within a range of $0.15 to $0.17 per share as a result of a loan loss provision expense and a mortgage servicing asset valuation adjustment.
    Columbia Bancorp's subsidiary, Columbia River Bank, will take a loan loss provision totaling $1.7 million in the second quarter to cover growth in the loan portfolio, miscellaneous loan losses and the write-down on one large credit which has been classified as a non-performing asset. This problem loan in the amount of $2,821,718 was disclosed previously during our first quarter release and has since been on non-accrual status. The property, secured by commercial real estate in Central Oregon, was initially appraised for $3,150,000 and carries the guarantee of a government agency, which is currently in dispute. A recent independent appraisal valued the property at $1,500,000. Therefore, a write-down of the loan was necessary in the amount of $1,461,718. The increased loan loss provision will cover the write-down while the Bank continues to pursue collection of this debt through liquidation of collateral and resolution of the guarantee. Management believes this loss to represent an isolated event, and that the Bank's overall credit quality remains otherwise sound.
    During the first week of June 2003, management determined that the fair value of the mortgage-servicing asset (MSA) exceeded its book value by approximately $550,000 to $600,000, and that recognition of a valuation adjustment to our recorded MSA would be necessary. Under the current rate environment, the MSA multiple will be valued within a range of 0.77 to 0.79 percent as a percentage of total loans serviced. The decline in fair value occurred because market values for mortgage servicing assets have declined significantly during 2003. The falling mortgage interest rate environment has resulted in a significant number of borrowers taking advantage of falling mortgage rates by refinancing their mortgage loans. The result of the higher than normal refinance boom increased the constant prepayment rate (CPR) figures that are used, in part, to establish the value of the mortgage-servicing assets. The result of declining interest rates and higher than usual CPRs has contributed significantly to the change in value of the Bank's mortgage servicing asset. Our strategy for mitigating future adjustments will be accomplished through our expanded distribution channels in the retail and wholesale mortgage markets. Management believes that increased loan production will sustain the mortgage-servicing asset and mitigate the impact of valuation adjustments in future periods.

    About Columbia Bancorp

    Columbia Bancorp (www.columbiabancorp.com) is the financial holding company for Columbia River Bank, which operates 17 branches located in The Dalles (2), Hood River, Bend (3), Madras, Redmond, Pendleton, Hermiston, McMinnville (3), Canby and Newberg, Oregon, and in Goldendale and White Salmon, Washington. To supplement its community banking services, Columbia River Bank also provides mortgage-lending services through its Columbia River Bank Mortgage Group and brokerage services through its affiliation with CRB Financial Services.

    Forward-looking statements with respect to the financial condition, results of operations and the business of Columbia are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include, without limitation, Columbia's ability to manage new and acquired branches, the impact of competition on revenues and margins, and other risks and uncertainties, including statements relating to the year 2003, as may be detailed from time to time in Columbia's public announcements and filings with the SEC. Forward-looking statements can be identified by the use of forward-looking terminology, such as "may", "will", "should", "expect", "anticipate", "estimate", "continue", "plans", "intends", or other similar terminology. Columbia does not intend to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this release, other than in its periodic filings with the SEC, or to reflect the occurrence of unanticipated events.


    CONTACT: Columbia Bancorp
             Roger L. Christensen, 541/298-6633
             Greg B. Spear, 541/298-6612